Exhibit 3.99
AMERICAS BEVERAGES MANAGEMENT GP
and
INTERNATIONAL BEVERAGE INVESTMENTS GP

AMENDED AND RESTATED
AGREEMENT OF GENERAL
PARTNERSHIP
MOTT’S GENERAL PARTNERSHIP

THIS AMENDED AND RESTATED AGREEMENT OF GENERAL PARTNERSHIP is made on April 4, 2008, and is a complete amendment and restatement of the Agreement of General Partnership dated March 4, 2008 and the Agreement of General Partnership dated July 10, 2007.
BETWEEN:
(1)       Americas Beverages Management GP, a Nevada General Partnership (“Partner 1”); and
(2)       International Beverage Investments GP, a Nevada General Partnership (“Partner 2”)
RECITAL
Partner 1 and Partner 2 desire to continue the Partnership as a general partnership.
THE PARTIES AGREE AS FOLLOWS:
1.	GENERAL PROVISIONS
1.1.	Definitions

The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the terms used in this Agreement:

“Act” shall have the meaning ascribed to it in Clause 1.2 below;

“Agreement” means this Agreement of General Partnership, including all amendments and modifications hereto and all schedules and exhibits to which reference is made herein;

“Partners” means Partner 1 and Partner 2 and any other Person admitted as a Partner pursuant to Clause 1.7, until such time as any of such Persons shall have withdrawn or been deemed to have withdrawn as a Partner in accordance with the terms hereof, and “Partner” means any of them;

“Percentage Interest” means with respect to each Partner, the percentage representing that Partner’s proportionate share of the assets of the Partnership as initially specified in this Agreement and thereafter adjusted for disproportionate contributions and distributions;

“Person” means an individual, partnership, corporation, limited liability company, trust or other entity of whatever nature.

1.2.	Formation of the Partnership

The Partners agree to and hereby continue the Partnership as a general partnership, pursuant to Chapter 87 of the Nevada Revised Statutes, cited as the Nevada Uniform Partnership Act, and pursuant to NRS 87.025 elects and expressly states that the Partnership volunteers to be governed by the provisions of NRS 87.010 to 87.430, inclusive (the “Act”), and this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution, winding up and termination of the Partnership shall be governed by the Act.

1.3.	Name

The name of the Partnership shall be Mott’s General Partnership. The name of the Partnership may be changed by the Partners.

1.4.	Principal Place of Business

The principal place of business of the Partnership shall be located at 900 King Street, Rye Brook, NY 10573.

1.5.	Term

The term of the Partnership shall commence on the date hereof and shall continue until the Partners agree to dissolve the Partnership or the Partnership is dissolved pursuant to the terms of the Act.

1.6.	Business of the Partnership
(a)	The Partners have organized the Partnership for the purposes of the carrying on of the business of making debt and/or equity investments and engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Partnership may do business.

(b)	The Partners may invest any funds which are held prior to investment or distribution, or held in any reserve established by the Partners, in such instruments or investments as the Partners may designate.

(c)	Subject to the terms of this Agreement, the Partners may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out the foregoing purposes.

1.7.	Addition and Withdrawal

Except as provided in Clause 5 below:
(a)	No Person may be admitted as a Partner to the Partnership without the consent of all of the Partners; and

(b)	No Partner shall withdraw from the Partnership without the consent of the other Partners then party to this Agreement.
2.	MANAGEMENT
2.1.	Management
(a)	Subject to the provisions of the Act and any limitations in this Agreement, the Partners have, acting together or separately, complete and exclusive power to direct and control the business and affairs of the Partnership.

(b)	The Partners hereby constitute a management committee of the Partnership (the “Management Committee”) consisting of two members (each, a “Designated Representative”), mutually designated by Partner 1 and Partner 2. In addition, Partner 1 and Partner 2 may mutually appoint one or more delegates to serve in case of any such Designated Representative’s unavailability and one or more substitute delegates, each to serve in the case of such delegate’s or substitute delegate’s unavailability. Meetings of the Management Committee shall be called at the request of any Designated Representative (or its delegate or any of its substitute delegates, as applicable) upon two days’ prior written notice to the other Designated Representative (or its delegate or any of its substitute delegates, as applicable). The Management Committee may only act upon the affirmative vote of at least two Designated Representatives (or their respective delegates or substitute delegates, as applicable) or upon the unanimous written consent of all Designated Representatives (or their respective delegates or substitute delegates, as applicable).

The names of the Designated Representatives are set forth on “Schedule 1”.

(c)	Without the prior approval of the Management Committee, the Partnership shall not:
(i)	create, incur or be obligated in respect of any indebtedness for money borrowed;

(ii)	make any acquisition of, or material investment in, any person, firm or corporation;

(iii)	sell, lease, transfer or otherwise dispose of (by merger, consolidation or otherwise), other than in the ordinary course of business, any significant part of the Partnership’s operations, business, properties or assets;

(iv)	guarantee, assume or become contingently liable for, either directly or indirectly, any liability of others;

(v)	bid, make a proposal for or enter into any material contract, franchise or other arrangement that would constitute an obligation of the Partnership; or

(vi)	change the fiscal year of the Partnership.

Notwithstanding the foregoing, Partner 1 and Partner 2 may by resolution of both authorize any action by the Partnership without action or approval of the Management Committee.
(d)	The management of the Partnership, including executive and administrative responsibility for the management of the Partnership’s business, shall, to the extent authorized by the Management Committee, be vested in a Chief Executive Officer and such other officers as are designated by the Management Committee.
2.2.	Meetings

Meetings of the Partnership shall be held at least once annually. Meetings of the Partnership shall not take place unless both a representative of Partner 1 and a representative of Partner 2 is present unless written consent in lieu of such a meeting of Partners has been executed.

2.3.	Representatives

Any Designated Representative, delegate or substitute delegate appointed by a Partner, or any director of a Partner or any other person nominated at a board meeting of a Partner shall constitute a representative of that Partner for the purposes of Clause 2.2 above.
3.	CAPITAL ACCOUNTS; CONTRIBUTIONS; WITHDRAWALS
3.1.	Capital Accounts

The Partnership shall maintain capital accounts in accordance with the rules of Treas. Reg. Section 1.704-1(b)(2)(iv).

3.2.	No Additional Compulsory Contributions

Except as may be required by this Agreement or as agreed from time to time between the Partners, neither Partner shall have any obligation to make further contributions to the capital of the Partnership.

3.3.	Interest

No interest shall be paid on or with respect to the capital account or capital contributions of any of the Partners.

3.4.	Loans from Partners

Loans by a Partner shall not be considered contributions to the capital of the Partnership except as herein provided.

3.5.	Priority

Neither Partner shall be entitled to priority over the other Partner with respect to a return of capital or distributions, except as herein provided.
4.	DISTRIBUTIONS; LIABILITIES AND LOSSES; ALLOCATIONS
4.1.	Distributions and Profits

Except as otherwise modified by this Agreement or supplemented by resolution of the Partners, the net profits of the Partnership shall be beneficially owned by the Partners in proportion to their Percentage Interests and for an accounting year shall be distributed to the Partners promptly in said proportions. Provided, however, that if a Partner unexpectedly receives an allocation or distribution that creates or increases a deficit in such Partner’s adjusted capital account balance within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d), this Agreement shall be applied and interpreted as providing for a qualified income offset.

4.2.	Liabilities and Losses

The Partners shall bear all liabilities, and all losses and expenses properly incurred by the Partnership, in proportion to their Percentage Interests. Provided, however, that no Partner shall receive an allocation of losses that would create or increase a deficit in such Partner’s adjusted capital account balance within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d).

4.3.	Allocation of Royalty Income

Notwithstanding any other provision in this Agreement, all gross royalty income of the Partnership, including any distributive share of gross royalty income from any lower-tier partnership or limited liability company, will be specially allocated to Partner 1.

4.4.	Allocation of Excess Nonrecourse Liabilities

“Excess nonrecourse liabilities” of the Partnership within the meaning of Treas. Reg. Section 1.752-3(a)(3) will be allocated in accordance with the manner in which the Partnership allocates gross royalty income under section 4.3 of this Agreement.
5.	ASSIGNMENT OF PARTNER INTEREST
5.1.	Assignment

Neither Partner shall, without the prior written consent of the other Partner (which consent may be given or withheld in the sole discretion of the other Partner), sell, assign, pledge, encumber, or otherwise transfer all or any part of its interest in the assets of the Partnership except by operation of law. Any assignment permitted by or pursuant to this Agreement shall be by written instrument.

5.2.	Conversion

Conversion of a Partner from its existing form to another form shall not constitute an assignment for the purposes of this Agreement.
6.	DISSOLUTION OF THE PARTNERSHIP
6.1	Liquidation

Upon the occurrence of any Event of Dissolution as hereinafter defined, the Partners shall engage in no further business except as may be necessary to distribute the assets of the Partners and wind up the affairs of the Partnership: The Partners, acting jointly, shall appoint a liquidator (who may, but need not, be a Partner) who shall have sole authority and control over the winding up and liquidation of the Partners’ business and affairs and shall diligently pursue the winding up and liquidation of the Partnership. During the course of liquidation, there shall be no cash distributions to the Partners until the Distribution Date (as hereinafter defined).

6.2	Events of Dissolution

In addition to the causes of dissolution set forth in the Act, the Partners agreeing to dissolve the Partnership shall constitute an “Event of Dissolution” of the Partnership.

6.3	Winding Up

Liquidation shall continue until the Partnership’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Partners are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. In the course of such winding up, the assets of the Partnership shall be distributed in kind to the Partners unless the Partners agree that the assets shall be sold.

6.4	Liquidating Distributions

When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date for the distribution of the proceeds of liquidation of the Partnership (the “Distribution Date”). The assets of the Partnership, to the extent they are sufficient, shall be distributed in the following order on the Distribution Date:
(a)	First to pay all expenses of liquidation and winding up;

(b)	Second, to pay all debts of the Partnership, other than debts owing to the Partners;

(c)	Third, to pay all debts owed to the Partners; and

(d)	Fourth, to the Partners in proportion to their respective capital accounts until each Partner has received in cash or in kind distributions equal to any positive balance in the Partner’s capital account.
6.5	No Deficit Restoration

Neither Partner shall be liable for the return of the capital contributions of the other Partner, or any portion thereof; nor shall any Partner be required to pay any deficit in its capital account upon dissolution of the Partnership.

7.	ACCOUNTING
7.1	Fiscal Year

The fiscal year of the Partnership for both financial and tax reporting purposes shall end on December 31 in each year.

7.2	Books and Records

Complete books and records accurately reflecting the accounts, business and transactions shall be maintained and kept by the Partnership.
8.	MISCELLANEOUS
8.1.	Execution in Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Valid execution shall be deemed to have occurred when a signature page is executed by the Partner in question.

8.2.	Notices

All notices, approvals, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be hand delivered (including by messenger or recognized commercial delivery or courier service), sent by facsimile transmission or sent by registered or certified mail, postage prepaid, addressed to the Partner intended at the address set forth below or at such other address as such Partner may designate by notice given to the other Partners in the manner aforesaid and shall be deemed given and received on the date it is delivered, in the case of delivery by hand or facsimile, or, in the case of delivery by mail, actual delivery as shown by the addressee’s return receipt. Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.

Partner 1

Attention:	Secretary

Address:	900 King Street
Rye Brook, NY 10573

Facsimile number:

Partner 2

Attention:	Secretary

Address:	900 King Street
Rye Brook, NY 10573

Facsimile number:

8.3.	Governing Law

This Agreement and all matters in connection with the power, authority and rights of the Partners hereunder shall in all respects be governed by, interpreted and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws.

8.4	Additional Instruments

This Agreement shall be binding upon the parties hereto and upon their successors or assigns and the parties hereto agree for themselves and their successors and assigns to execute any and all instruments in writing which are or may become necessary or proper to carry out the purpose and intent of this Agreement.

8.5	Severability

In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such invalid, illegal or unenforceable provisions, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provisions as may be valid, legal and enforceable.

8.6	Waiver

No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

8.7	Entire Agreement

This instrument constitutes the entire agreement between the Partners with respect to the Partnership and supersedes all prior agreements, understandings, offers and negotiations oral or written between the parties.
[Signature page follows.]

IN WITNESS whereof this Agreement has been executed on the date first above written.

Signed by:	/s/ James L. Baldwin
Duly authorized on behalf of
AMERICAS BEVERAGES MANAGEMENT GP
James L. Baldwin, Executive Vice President & Secretary

Signed by:	/s/ John O. Stewart
Duly authorized on behalf of
INTERNATIONAL BEVERAGE INVESTMENTS GP
John O. Stewart, Executive Vice President & CFO

SCHEDULE 1
Designated Representatives
(at formation)

Designated Representative	Delegate	Substitute Delegate

Lisa M. Longo

James L. Baldwin

SCHEDULE 2
PARTNERS INITIAL CONTRIBUTION

Partner	Percentage Interest

Partner 1	83.2%

Partner 2	16.8%